Buyback Agreement

This agreement (“Agreement”) is entered into between Live Current Media, Inc. located at 820 - 1130 West Pender Street, Vancouver, BC V6E 4A4, Canada (“LIVC”), and Cell MedX Corp. located at 123 W. Nye Ln, Suite 446 Carson City, NV (“CMXC”).  For purposes of this Agreement, LIVC and CMXC are referred to collectively as “the Parties.”

WHEREAS, CMXC is the manufacturer of a microcurrent medical device, namely the eBalance® device and;

WHEREAS, CMXC has identified two distribution market channels for sales of the eBalance® device, home based and individual rights (“Direct Rights”) and clinic, doctor and practitioner rights (“Wholesale Rights”) to use the eBalance® device to offer treatments to clients and;

WHEREAS, LIVC, on March 21, 2019, entered into an agreement with CMXC to purchase the Direct Rights to distribute the eBalance® device from CMXC and;

WHEREAS, CMXC wishes to repurchase the Direct Rights to distribute the eBalance® device from CMXC and LIVC wishes to sell the Direct Rights back to CMXC;

NOW, THEREFORE, in consideration of the mutual promises expressed herein, the sufficiency of which is acknowledged by the Parties, LIVC and CMXC agree as follows:

Definitions

1.In this Agreement:

i.eBalance® Device means any microcurrent device that CMXC, manufactures for therapeutic or other use, any microcurrent device that CMXC develops for personal use by individual users, and manuals for the operation of the Device.

ii.Direct Rights means the rights to sell the eBalance® Device directly to households and end users for personal use.

iii.Effective Date means the date on which this Agreement is signed by both parties.

1.1   Currency.  All references to dollar amounts in this Agreement are to the United States dollars, unless otherwise stated.

Royalty

2.CMXC will pay to LIVC a royalty on all sales (including those by distributors, sales agents or other agents of the CMXC) of the eBalance® Device up to an aggregate $507,500 and calculated as follows:

i.$25 per eBalance® Device  sold by CMXC.  This royalty will cease after the sale of  3,500 eBalance Devices, resulting in a total royalty of up to $87,500.

ii.$5 per month per eBalance Device generating recurring monthly revenue, up to an aggregate royalty of $420,000.

iii.Royalties in (i), and (ii), above will be paid quarterly beginning three months after the effective date of this Agreement.

iv.In the event that CMXC alters its terms of sales of the eBalance® Device to eliminate monthly recurring revenue, the $25 per eBalance® Device sold royalty will be increased to $145 per eBalance® Device sold and will continue until the $507,500 aggregate royalty is paid in full.

v.The intent of this section is to both meet and cap the total royalty paid by CMXC to LIVC at $507,500.

vi.The royalty will take effect on the Effective Date.

Warrants

3.In addition to the Royalty, CMXC agrees to issue to LIVC share purchase warrants entitling LIVC to purchase up to two million (2,000,000) common shares of CMXC  (the “CMXC Shares”) as follows:

i.A warrant to acquire up to one million (1,000,000) CMXC Shares at $0.50 (the ``First Warrant``)

ii.A warrant to acquire up to one million (1,000,000) CMXC Shares at $1.00(the ``Second Warrant`).

iii.The First Warrant and the Second Warrant will expire three years after the issuance (“Warrant Term”).

iv.The First Warrant and the Second Warrant will be issued within 90 days of the Effective Date.

Warrant Acceleration

4.CMXC shall have the right, but not an obligation, to accelerate the expiry date of the warrants as follows:

i.to accelerate the expiry date of the First Warrant  in case where the weighted average closing price of the CMXC Shares over any thirty (30) consecutive trading day period that the  CMXC Shares trade on the OTC  Market, or such other principal stock exchange or market, is equal to or greater than $1.00 per share (subject to adjustment for forward or reverse stock splits to CMXC’s capital structure) (the ``First Trigger Point``);

ii.to accelerate the expiry date of the First Warrant and the Second Warrant  in case where the weighted average closing price of the CMXC Shares over any thirty (30) consecutive trading day period the  CMXC Shares trade on the OTC Market, or such other principal stock exchange or market, is equal to or greater than $1.75 per share (subject to adjustment for forward or reverse stock splits to CMXC’s capital structure) (the “Second Trigger Point”);

iii.in the event of the occurrence of the First Trigger Point or the Second Trigger Point, CMXC may accelerate the Warrant Expiry date to 5:OOPM (PST Time) on the day that is 30 calendar days after the Acceleration Notice, as described in section (4.iv) ; and

ivto exercise its Warrant Acceleration rights CMXC must, within five trading days after the First Trigger Point or the Second Trigger Point, provide LIVC with an acceleration Notice setting out the details of the acceleration (the ”Acceleration Notice”). The Acceleration Notice must be provided in writing at the address included in the Agreement.

Early Buyout

5.CMXC will have the right to buy out the full Royalty as specified under Section 2 of this Agreement at any time during the first twelve months following the Effective Date.  The buyout will be for 85% of the outstanding royalty amount, calculated on the day the buyout is consummated.

Sale of the Rights to eBalance™ Devices

6.Should CMXC choose to sell the rights to the eBalance™ Device to a third party, CMXC will be obliged to payout the LIVC Royalty in full at the close of any sale of rights transaction.

Term

7.This Agreement will remain in effect until the Royalty has been paid in full.

Representations and Warranties

8.The Parties represent:

CMXC represents and warrants that:

i.It is duly formed and in good standing under the laws of Nevada, it has the right to make and perform this Agreement, and this Agreement has been duly authorized by its board of directors, and

ii.It has no agreement with any party that conflicts or could conflict with this Agreement.

LIVC represents and warrants that:

iii.It is duly formed and in good standing under the laws of Nevada, it has the right to make and perform this Agreement, and this Agreement has been duly authorized by its board of directors, and

iv.It has no agreement with any party that conflicts or could conflict with this Agreement.

Other Terms

9.Good Faith.  The parties at all times will act in good faith to enable the other to perform this Agreement and to resolve any disputes that might arise in the interpretation or performance of this Agreement.

10.Construction.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

11.Time.  Time is of the essence of this Agreement and any amendment to it.

12.Performance.  If either party must perform under this Agreement on a day that is not a business day in Vancouver, BC, then the party must perform on the next business day in Vancouver, BC.

13.Notices.

i.Any notice or other document that must be given under this Agreement must be in writing and signed by the appropriate authority and delivered by hand or overnight courier, or transmitted by fax or email, or other agreed electronic means to the following address, fax number or email address:

(i)To CMXC:

820 - 1130 West Pender Street

Vancouver, BC V6E 4A4

Email: yana@cellmedx.com

Fax: 604-648-0517

(ii)TO LIVC:

820 - 1130 West Pender Street

Vancouver, BC V6E 4A4

Email:  david@livecurrent.com

Fax: 604-648-0517

ii.Notice is deemed to have been received on the date it is delivered or transmitted if it is received between 8:00 am and 5:00 pm PST and on the next business day if it is received after 5:00 pm PST.

14.Entire Agreement.  This Agreement is the entire Agreement between the parties; and its terms may be waived or amended only in writing.  No waiver of any term operates to waive any other term.

15.Confidentiality.  This Agreement and any documentation or other information disclosed by one party to the other during their negotiations are confidential between the parties and may only be disclosed to others by either party if required by a regulatory agency with jurisdiction, such as, for example and without limitation, a securities commission and Health Canada.

16.Partnership.  This Agreement does not create a partnership or joint venture or any other kind of business association between the parties; and neither party has the power to bind the other in any way.

17.Assignment.  Neither party may assign its interest in this Agreement without the other party’s written consent, which cannot be unreasonably withheld.

18.Binding.  This Agreement is binding on and inures to the benefit of the parties and their respective successors and permitted assigns.

19.Drafting.  Each party participated in the drafting of this Agreement; therefore, no presumption that either party or any other party drafted it applies in any interpretation, construction, or enforcement of this Agreement.

20.Governing Law.  This Agreement must be construed in accordance only with the laws of British Columbia and the parties must submit to the jurisdiction of the courts of British Columbia.

21.Severability.  No finding by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable operates to impair or affect the remaining provisions which remain effective and enforceable.

22.Counterparts.  This Agreement may be signed in counterparts and delivered to the parties by the means described in section 13; and the counterparts together are deemed to be one original document.

IN WITNESS WHEREOF, the Parties, through their respective authorized signatories, have caused this Agreement to be duly executed this ___ day of January 2020.

Live Current Media Inc.	Cell MedX Corp.

By: /s/ David Jeffs	By: /s/ Brad Hargreaves
Signature	Signature

Name: David Jeffs	Name: Brad Hargreaves

Title: CEO	Title: VP Technology & Operations

Date: January 29, 2020	Date: January 29, 2020